Exhibit (a)(1)(i)

ENPRO INDUSTRIES, INC.

Offer to Purchase for Cash Relating to

Any and All of its Outstanding

3.9375% Convertible Senior Debentures due 2015

(CUSIP No. 29355XAB3)

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, SEPTEMBER 12, 2014, UNLESS EXTENDED AS DESCRIBED HEREIN (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED BY US. REGISTERED HOLDERS (EACH, A “HOLDER” AND COLLECTIVELY, THE “HOLDERS”) OF THE CONVERTIBLE DEBENTURES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR CONVERTIBLE DEBENTURES PRIOR TO THE EXPIRATION TIME IN ORDER TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED BELOW). TENDERED CONVERTIBLE DEBENTURES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

EnPro Industries, Inc., a North Carolina corporation (“EnPro,” “we” or “us”) hereby makes an offer (the “Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as the same may be amended or supplemented, this “Offer to Purchase”) and the related Letter of Transmittal (as the same may be amended or supplemented, the “Letter of Transmittal”), to purchase for cash any and all of EnPro’s outstanding 3.9375% Convertible Senior Debentures due 2015 (the “Convertible Debentures”) at a purchase price, per $1,000 principal amount of Convertible Debentures validly tendered and not withdrawn, equal to the sum of (i) the Average VWAP (as defined herein) multiplied by 29.5972 plus (ii) a fixed cash amount of $52.50 (the “Purchase Price”); provided, that in no event will the Purchase Price be less than $1,650.75 or more than $2,301.89 per $1,000 principal amount of Convertible Debentures. In addition, Holders will receive, in respect of their Convertible Debentures that are accepted for purchase, accrued and unpaid interest on such Convertible Debentures to, but excluding, the payment date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Throughout the Offer an indicative Purchase Price will be available at http://www.gbsc-usa.com/NPO and from the Information Agent and Tender Agent (as defined below), who may be contacted at one of its addresses and telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on September 10, 2014 (or, if the last day of the Averaging Period (as defined herein) is later than September 10, 2014, the last day of the Averaging Period). We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on September 10, 2014 (or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period), and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/NPO and from the Information Agent and Tender Agent. See “The Offer—Purchase Price; Accrued Interest” and “Offer—Announcement of the Final Purchase Price.”

Notwithstanding any other provision of the Offer, EnPro’s obligation to accept for payment, and to pay for, any Convertible Debentures validly tendered and not validly withdrawn pursuant to the Offer is subject to, and conditioned upon, the satisfaction or waiver of all of the conditions described in this Offer to Purchase under the heading “Conditions to the Offer.” The Offer is not conditioned on the tender of any minimum aggregate principal amount of Convertible Debentures. See “Conditions to the Offer.”

Any questions or requests for assistance concerning the Offer may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Dealer Manager”) or Global Bondholder Services Corporation (the “Information Agent and Tender Agent”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent and Tender Agent. Beneficial owners should contact their broker, dealer, commercial bank, custodian, trust company or other nominee for assistance concerning the Offer.

As of June 30, 2014, there was $74,780,000 aggregate principal amount of Convertible Debentures outstanding. To EnPro’s knowledge, there is no established trading market for the Convertible Debentures. EnPro’s common stock is listed on the New York Stock Exchange under the ticker symbol “NPO.” On August 8, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $64.39 per share.

NONE OF ENPRO, ENPRO’S BOARD OF DIRECTORS, THE DEALER MANAGER OR THE INFORMATION AGENT AND TENDER AGENT MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR CONVERTIBLE DEBENTURES IN THE OFFER AND, IF SO, THE AMOUNT OF CONVERTIBLE DEBENTURES TO TENDER.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

August 11, 2014

i

SUMMARY TERM SHEET

The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

EnPro	EnPro Industries, Inc., a North Carolina corporation.

The Convertible Debentures	3.9375% Convertible Senior Debentures due 2015 (CUSIP No. 29355XAB3). As of June 30, 2014, there was $74,780,000 aggregate principal amount of Convertible Debentures outstanding.

The Offer	EnPro is offering to purchase for cash, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the outstanding Convertible Debentures validly tendered, and not validly withdrawn, prior to the Expiration Time (defined below) in exchange for the Purchase Price plus accrued and unpaid interest thereon to, but excluding, the Payment Date. See “The Offer.”

Purchase Price; Accrued Interest

The Purchase Price offered, per $1,000 principal amount of Convertible Debentures, is cash in an amount equal to the sum of (i) the Average VWAP (as defined below) multiplied by 29.5972 plus (ii) a fixed cash amount of $52.50; provided, that in no event will the Purchase Price be less than $1,650.75 or more than $2,301.89 per $1,000 principal amount of Convertible Debentures. If the pricing formula described above would result in a Purchase Price that is less than $1,650.75 per $1,000 principal amount of Convertible Debentures, we will pay a Purchase Price equal to $1,650.75 per $1,000 principal amount of Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time. If the pricing formula described above would result in a Purchase Price that is more than $2,301.89 per $1,000 principal amount of Convertible Debentures, we will pay a Purchase Price equal to $2,301.89 per $1,000 principal amount of Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time. See “The Offer—Purchase Price; Accrued Interest.”

If a Holder validly tenders and does not validly withdraw its Convertible Debentures prior to the Expiration Time and EnPro accepts such Convertible Debentures for payment, upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, EnPro will pay such Holder the Purchase Price on the Payment Date. In addition, Holders will receive, in respect of their Convertible Debentures that are accepted for purchase, accrued and unpaid interest on such Convertible Debentures to, but excluding, the Payment Date. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Purchase Price; Accrued Interest.”

The “Average VWAP” means the simple arithmetic average of the Daily VWAPs (as defined below) over the Averaging Period (as defined below).

The “Averaging Period” means the period of 20 consecutive trading days beginning on August 13, 2014.

The “Daily VWAP” means, for any trading day, the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NPO.N <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to pre-market hours or after-hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day during which trading in our common stock generally occurs on the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

For the purposes of determining the Purchase Price, in the event that on a trading day during the Averaging Period there is a market disruption event, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by us.

A “market disruption event” means, with respect to a trading day, (i) a failure by the NYSE to open for trading during its regular trading session on such day; or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on such day for more than one half-hour period in the aggregate during regular trading hours for such day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

If each of the 20 consecutive trading days beginning on August 13, 2014 is a scheduled trading day (as defined below), the Averaging Period will end on September 10, 2014 but will end later than September 10, 2014 if any such scheduled trading day is not a trading day. If any scheduled trading day during the period beginning on August 13, 2014 and ending on the 20th consecutive scheduled trading day thereafter is not a trading day, we will extend the Expiration Time by a number of scheduled trading days that equals the number of scheduled trading days that were not trading days during such period (and the Expiration Time will occur on midnight, New York City time, on such postponed day). “Scheduled trading day” means a day that is scheduled to be a trading day on the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

The table below illustrates the Purchase Price per $1,000 principal amount of Convertible Debentures assuming that the Average VWAP is at specified levels. The actual Purchase Price will be subject to the minimum Purchase Price and maximum Purchase Price described above.

Illustrative Average VWAP	Illustrative Variable Component of Purchase Price*	Fixed Component of Purchase Price	Illustrative Purchase Price
$54.00	$1,598.25	$52.50	$1,650.75
$56.00	$1,657.44	$52.50	$1,709.94
$58.00	$1,716.64	$52.50	$1,769.14
$60.00	$1,775.83	$52.50	$1,828.33
$62.00	$1,835.03	$52.50	$1,887.53
$64.00	$1,894.22	$52.50	$1,946.72
$66.00	$1,953.42	$52.50	$2,005.92
$68.00	$2,012.61	$52.50	$2,065.11
$70.00	$2,071.80	$52.50	$2,124.30
$72.00	$2,131.00	$52.50	$2,183.50
$74.00	$2,190.19	$52.50	$2,242.69
$76.00	$2,249.39	$52.50	$2,301.89

*	The illustrative variable component of the Purchase Price has been calculated by multiplying the applicable illustrative Average VWAP by a constant multiplier of 29.5972.

See “The Offer—Purchase Price; Accrued Interest—Illustrative Calculations of Purchase Price” for more detailed illustrative calculations of the Purchase Price.

Determination and Announcement of Final Purchase Price

We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on September 10, 2014 (or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period). We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on September 10, 2014 (or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period), and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/NPO and from the Information Agent and Tender Agent. See “The Offer—Announcement of the Final Purchase Price.”

Because the Purchase Price to be paid in the Offer will be announced by us by 4:30 p.m., New York City time, on September 10, 2014 or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period and the Offer will not expire earlier than either the originally scheduled Expiration Time or, in the case the Averaging Period ends later than September 10, 2014, the Expiration Time as postponed due to such later end of the Averaging Period, you will have approximately two business days following the determination of the final Purchase Price to tender your Convertible Debentures in the Offer or to withdraw your previously tendered Convertible Debentures. See “The Offer—Purchase Price; Accrued Interest,” “—Expiration Time; Extension; Amendment; Termination,” “—Announcement of the Final Purchase Price” and “Procedures for Tendering and Withdrawing Convertible Debentures—Withdrawal of Tenders by Holders.”

We note that the minimum and maximum Purchase Prices with respect to the Offer per $1,000 principal amount of Convertible Debentures of $1,650.75 and $2,301.89, respectively, have already been established. Throughout the Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/NPO and from the Information Agent and Tender Agent, who may be contacted at one of its addresses and telephone numbers listed on the back cover of this Offer to Purchase. See “The Offer—Purchase Price; Accrued Interest.”

Purpose of the Offer	Together with the Revolving Credit Facility described under “The Offer—Purpose of the Transaction; Plans” and “—Source and Amount of Funds,” the purpose of the Offer is to provide EnPro with financial flexibility through the refinancing of a portion of its consolidated indebtedness. See “The Offer—Purpose of the Transaction; Plans.”

Source and Amount of Funds	EnPro would need approximately $173.3 million to purchase all of the currently outstanding Convertible Debentures pursuant to the Offer (excluding fees and expenses related to the Offer), assuming that (i) the final Purchase Price is equal to the maximum price of $2,301.89 per $1,000 principal amount of Convertible Debentures and (ii) the Payment Date is September 15, 2014. EnPro intends to fund the purchase of the Convertible Debentures purchased in the Offer from borrowings under its Revolving Credit Facility, expected to be completed and effective on or prior to the Expiration Time, on terms and conditions satisfactory to EnPro. See “The Offer—Source and Amount of Funds.”

Expiration Time	The Offer will expire at midnight, New York City time, at the end of Friday, September 12, 2014, unless extended or earlier terminated by EnPro in its sole discretion. See “The Offer—Expiration Time; Extension; Amendment; Termination.”

Payment Date	The “Payment Date” will be a date promptly following the date on which we accept for payment Convertible Debentures that are validly tendered, and not validly withdrawn, on or prior to the Expiration Time pursuant to the Offer. See “Acceptance for Payment and Payment.”

Withdrawal Rights	Tendered Convertible Debentures may be withdrawn by Holders at any time prior to the Expiration Time. In addition, if not previously accepted for payment, tendered Convertible Debentures may be withdrawn after the date that is 40 business days after the commencement of the Offer. See “Procedures for Tendering and Withdrawing Convertible Debentures—Withdrawal of Tenders by Holders.”

Conditions to the Offer	Notwithstanding any other provision of this Offer to Purchase or the Letter of Transmittal, EnPro’s obligation to accept for payment, and pay for, any Convertible Debentures validly tendered and not validly withdrawn pursuant to the Offer is conditioned on the satisfaction of, or where applicable the waiver of, certain conditions applicable to the Offer described under “Conditions to the Offer,” including a financing condition. EnPro reserves the right in its sole discretion to waive any and all conditions to the Offer. The Offer is not conditioned upon the tender of any minimum aggregate principal amount of Convertible Debentures. See “Conditions to the Offer.”

Procedures for Tendering and Withdrawing Convertible Debentures	If you beneficially own Convertible Debentures through an account maintained by a broker, dealer, commercial bank, custodian, trust company or other nominee, you should promptly contact such nominee and instruct it to tender the Convertible Debentures on your behalf as such nominee may impose earlier deadlines than those included in this Offer to Purchase.

DTC participants must, in order to participate in the Offer, either: (1) electronically transmit the acceptance through the Automated Tender Offer Program (“ATOP”) of The Depositary Trust Company (“DTC”) or (2) mail or deliver the completed and signed Letter of Transmittal to the Information Agent and Tender Agent prior to the Expiration Time. See “Procedures for Tendering and Withdrawing Convertible Debentures.”

For a withdrawal of a tender of Convertible Debentures to be effective, the Information Agent and Tender Agent must receive a written or facsimile transmission notice of withdrawal prior to the Expiration Time by mail, hand delivery or a properly transmitted “request message” through ATOP.

For further information on how to tender or withdraw Convertible Debentures, call the Information Agent and Tender Agent at the telephone number set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, custodian, trust company or other nominee for assistance.

No Guaranteed Delivery	There are no guaranteed delivery provisions provided for by EnPro in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Convertible Debentures in accordance with the procedures set forth herein and complete such procedures prior to the Expiration Time in order to be eligible to receive the Purchase Price. See “Procedures for Tendering and Withdrawing Convertible Debentures.”

Untendered and/or Unpurchased Convertible Debentures	Convertible Debentures not tendered or not purchased pursuant to the Offer will remain outstanding and will continue to accrue interest in accordance with their terms. Although EnPro has no obligation to do so, EnPro may purchase the untendered Convertible Debentures in any lawful manner available to EnPro at any time after the date that is ten business days following the Expiration Time. See “Additional Considerations Concerning the Offer—Subsequent Purchase of the Convertible Debentures.”

Acceptance for Payment and Payment	Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, EnPro will, promptly after the Expiration Time, accept for payment Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Convertible Debentures prior to the Expiration Time and EnPro accepts such Convertible Debentures for payment, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, EnPro will pay the Purchase Price for such Convertible Debenture on the Payment Date. In addition, Holders will receive, in respect of their Convertible Debentures that are accepted for purchase, accrued and unpaid interest on such Convertible Debentures to, but excluding, the Payment Date. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Payments for Convertible Debentures purchased pursuant to the Offer will be made on the Payment Date by the deposit of immediately available funds by EnPro with the Information Agent and Tender Agent or, upon the Information Agent and Tender Agent’s instructions, DTC. The Information Agent and Tender Agent and/or DTC will act as agent for the tendering Holders for the purpose of receiving payments from EnPro and transmitting such payments to such Holders. Any Convertible Debentures purchased pursuant to the Offer will be cancelled. Any Convertible Debentures tendered but not purchased pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Certain U.S. Federal Income Tax Consequences	For a discussion of certain U.S. federal income tax consequences relating to the Offer, see “Certain U.S. Federal Income Tax Consequences.”

Dealer Manager	Merrill Lynch, Pierce, Fenner & Smith Incorporated is the Dealer Manager for the Offer. Its address and telephone number are set forth on the back cover of this Offer to Purchase.

Information Agent and Tender Agent	Global Bondholder Services Corporation is the Information Agent and Tender Agent for the Offer. Its address and telephone numbers are set forth on the back cover of this Offer to Purchase.

Additional Considerations; Further Information	You should consider carefully all of the information set forth in this Offer to Purchase, as well as the information incorporated by reference herein, including the factors described in the section entitled “Additional Considerations Concerning the Offer,” before deciding whether to tender some or all of your Convertible Debentures in the Offer.

Any questions or requests for assistance concerning the terms of the Offer may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Offer to Purchase. Any other questions or requests for assistance, including requests for additional copies of this Offer to Purchase and the Letter of Transmittal, may be directed to the Information Agent and Tender Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

ENPRO INDUSTRIES, INC.

Our Business

We are a leader in the design, development, manufacture and marketing of proprietary engineered industrial products that primarily include: sealing products; heavy-duty truck wheel-end component systems; self-lubricating non-rolling bearing products; precision engineered components and lubrication systems for reciprocating compressors; and heavy-duty, medium-speed diesel, natural gas and dual fuel reciprocating engines, including parts and services. We serve a diverse set of end markets and customers with leading brands, including Garlock®, STEMCO®, GGB® and Fairbanks Morse Engine™. We believe our products are considered by our customers to be best-in-class due to a history of performance in critical and demanding applications where there is a high cost for failure.

We manage our business as three segments: a Sealing Products segment, an Engineered Products segment and a Power Systems segment.

Our Sealing Products segment designs, manufactures and sells sealing products, including: metallic, non-metallic and composite material gaskets; dynamic seals; compression packing; resilient metal seals; elastomeric seals; hydraulic components; expansion joints; heavy-duty truck wheel-end component systems, including brake products; flange sealing and isolation products; pipeline casing spacers/isolators; casing end seals; modular sealing systems for sealing pipeline penetrations; hole forming products; manhole infiltration sealing systems; safety-related signage for pipelines; bellows and bellows assemblies; pedestals for semiconductor manufacturing; PTFE products; conveyor belting; and sheeted rubber products. These products are used in a variety of industries, including chemical and petrochemical processing, petroleum extraction and refining, pulp and paper processing, heavy-duty trucking, power generation, food and pharmaceutical processing, primary metal manufacturing, mining, water and waste treatment, aerospace, medical, filtration and semiconductor fabrication. In many of these industries, performance and durability are vital for safety and environmental protection. Many of our products are used in applications that are highly demanding, e.g., where extreme temperatures, extreme pressures, corrosive environments, strict tolerances and/or worn equipment make product performance difficult.

Our Engineered Products segment includes operations that design, manufacture and sell self-lubricating, non-rolling, metal-polymer, solid polymer and filament wound bearing products, aluminum blocks for hydraulic applications and precision engineered components and lubrication systems for reciprocating compressors. These products are used in a wide range of applications, including the automotive, pharmaceutical, pulp and paper, natural gas, health, power generation, machine tools, air treatment, refining, petrochemical and general industrial markets.

Our Power Systems segment designs, manufactures, sells and services heavy-duty, medium-speed diesel, natural gas and dual fuel reciprocating engines. The United States government and the general markets for marine propulsion, power generation and pump and compressor applications use these products and services. Effective the first quarter of 2014, we changed the name of what had previously been called the Engine Products and Services segment to the Power Systems segment to more accurately reflect that the segment’s products are the principal components of systems that generate electrical power and other types of energy.

Corporate Information

We were incorporated under the laws of the State of North Carolina on January 11, 2002, as a wholly owned subsidiary of Goodrich Corporation (“Goodrich”). The incorporation was in anticipation of Goodrich’s announced distribution of its Engineered Industrial Products segment to existing Goodrich shareholders. The distribution took place on May 31, 2002. Our principal executive offices are located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209 and our telephone number is (704) 731-1500. Our common stock is listed on the New York Stock Exchange under the symbol “NPO.” We maintain an Internet website at www.enproindustries.com; however, the information on our website is not part of this Offer to Purchase and you should rely only on the information contained in this Offer to Purchase and in the documents incorporated by reference into this Offer to Purchase when making a decision whether to tender your Convertible Debentures.

THE OFFER

Introduction

EnPro hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase any and all of the outstanding Convertible Debentures that are validly tendered and not validly withdrawn prior to the Expiration Time for the Purchase Price plus accrued and unpaid interest.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, EnPro will, promptly after the Expiration Time, accept for payment any and all Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Convertible Debentures prior to the Expiration Time and does not validly withdraw its Convertible Debentures prior to the Expiration Time and EnPro accepts such Convertible Debentures for payment, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, EnPro will pay the Purchase Price for such Convertible Debentures on the Payment Date. In addition, Holders will receive, in respect of their Convertible Debentures that are accepted for purchase, accrued and unpaid interest on such Convertible Debentures to, but excluding, the Payment Date. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Convertible Debentures may be tendered and accepted for payment only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted.

Purchase Price; Accrued Interest

The Purchase Price per $1,000 principal amount of Convertible Debentures validly tendered and not validly withdrawn will be an amount equal to the sum of:

•	the Average VWAP (as defined below) multiplied by 29.5972; plus

•	a fixed cash amount of $52.50;

provided, that in no event will the Purchase Price be less than $1,650.75 or more than $2,301.89 per $1,000 principal amount of Convertible Debentures. If the pricing formula described above would result in a Purchase Price that is less than $1,650.75 per $1,000 principal amount of Convertible Debentures, we will pay a Purchase Price equal to $1,650.75 per $1,000 principal amount of Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time. If the pricing formula described above would result in a Purchase Price that is more than $2,301.89 per $1,000 principal amount of Convertible Debentures, we will pay a Purchase Price equal to $2,301.89 per $1,000 principal amount of Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time. In addition, Holders will receive, in respect of their Convertible Debentures that are purchased pursuant to the Offer, accrued and unpaid interest on such Convertible Debentures to, but excluding, the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Debentures. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

The “Average VWAP” means the simple arithmetic average of the Daily VWAPs (as defined below) over the Averaging Period (as defined below).

The “Averaging Period” means the period of 20 consecutive trading days beginning on August 13, 2014.

The “Daily VWAP” means, for any trading day, the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NPO.N <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to pre-market hours or after-hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day during which trading in our common stock generally occurs on the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

For the purposes of determining the Purchase Price, in the event that on a trading day during the Averaging Period there is a market disruption event, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by us.

A “market disruption event” means, with respect to a trading day:

•	a failure by the NYSE to open for trading during its regular trading session on such day; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on such day for more than one half-hour period in the aggregate during regular trading hours for such day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

If each of the 20 consecutive trading days beginning on August 13, 2014 is a scheduled trading day (as defined below), the Averaging Period will end on September 10, 2014 but will end later than September 10, 2014 if any such scheduled trading day is not a trading day. If any scheduled trading day during the period beginning on August 13, 2014 and ending on the 20th consecutive scheduled trading day thereafter is not a trading day, we will extend the Expiration Time by a number of scheduled trading days that equals the number of scheduled trading days that were not trading days during such period (and the Expiration Time will occur on midnight, New York City time, on such postponed day). “Scheduled trading day” means a day that is scheduled to be a trading day on the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

The Purchase Price for, and accrued and unpaid interest on, Convertible Debentures purchased pursuant to the Offer will be paid on the Payment Date, which will be promptly after the Expiration Time. Any such payments will be made by the deposit of immediately available funds by EnPro with the Information Agent and Tender Agent or, upon the Information Agent and Tender Agent’s instructions, DTC. The Information Agent and Tender Agent and/or DTC will act as agent for the tendering Holders for the purpose of receiving payments from EnPro and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

Tenders of Convertible Debentures pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. See “Procedures for Tendering and Withdrawing Convertible Debentures—Withdrawal of Tenders by Holders.” In addition, if not previously accepted for payment, tendered Convertible Debentures may be withdrawn after the date that is 40 business days after the commencement of the Offer. If Holders validly withdraw previously tendered Convertible Debentures, such Holders will not receive the Purchase Price unless such Convertible Debentures are validly retendered and not again validly withdrawn prior to the Expiration Time (and EnPro accepts the Convertible Debentures for payment, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal).

Illustrative Calculations of Purchase Price

For purposes of illustration, the table below indicates the total Purchase Price (and fixed and variable components thereof) that would be calculated on the basis of the pricing formula described above with respect to each $1,000 principal amount of Convertible Debentures, assuming a range of illustrative Average VWAPs indicated in the left-hand column. The actual Average VWAP may be higher or lower than the illustrative Average VWAPs below. The actual Purchase Price will be subject to the minimum Purchase Price and maximum Purchase Price described above.

Illustrative Average VWAP	Illustrative Variable Component of Purchase Price*	Fixed Component of Purchase Price	Illustrative Purchase Price
$54.00	$1,598.25	$52.50	$1,650.75
$56.00	$1,657.44	$52.50	$1,709.94
$58.00	$1,716.64	$52.50	$1,769.14
$60.00	$1,775.83	$52.50	$1,828.33
$62.00	$1,835.03	$52.50	$1,887.53
$64.00	$1,894.22	$52.50	$1,946.72
$66.00	$1,953.42	$52.50	$2,005.92
$68.00	$2,012.61	$52.50	$2,065.11
$70.00	$2,071.80	$52.50	$2,124.30
$72.00	$2,131.00	$52.50	$2,183.50
$74.00	$2,190.19	$52.50	$2,242.69
$76.00	$2,249.39	$52.50	$2,301.89

*	The illustrative variable component of the Purchase Price has been calculated by multiplying the applicable illustrative Average VWAP by a constant multiplier of 29.5972.

Throughout the Offer, an indicative Average VWAP and the resulting indicative Purchase Price will be available at http://www.gbsc-usa.com/NPO and from the Information Agent and Tender Agent, who may be contacted at one of its addresses and telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on September 10, 2014 (or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period). We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on September 10, 2014 (or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period), and the final Purchase Price will also be available by that time at http://www.gbsc-usa/NPO and from the Information Agent and Tender Agent.

The following summarizes the Purchase Price information that will be available during the Offer:

•	By 4:30 p.m., New York City time, on each trading day after the commencement date of the Offer and before the first day of the Averaging Period, the webpage available at http://www.gbsc-usa/NPO will show an indicative Average VWAP and the resulting indicative Purchase Price calculated as though that day were the last day of the Averaging Period (i.e., it will show the indicative Average VWAP based on the Daily VWAP for that day and the preceding 19 consecutive trading days and the resulting indicative Purchase Price).

•	During each trading day during the Averaging Period, the webpage available at http://www.gbsc-usa/NPO will show the indicative Average VWAP and resulting indicative Purchase Price using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time, on each trading day as follows:

•	On the first trading day of the Averaging Period, the webpage available at http://www.gbsc-usa/NPO will show the indicative Average VWAP and resulting indicative Purchase Price that reflect the actual Intra-Day VWAP (as defined below) during the elapsed portion of that trading day.

•	On each subsequent trading day of the Averaging Period, the webpage available at http://www.gbsc-usa/NPO will show the indicative Average VWAP and resulting indicative Purchase Price that reflect the simple arithmetic average of the Daily VWAP on the preceding trading days of the Averaging Period and the actual Intra-Day VWAP during the elapsed portion of such subsequent trading day, weighting the Daily VWAP for each preceding trading day in the period the same as such actual Intra-Day VWAP. For example, at any time during the 15th trading day of the Averaging Period, the webpage available at http://www.gbsc-usa/NPO will show the indicative Average VWAP equal to (a) the sum of the Daily VWAPs for each of the preceding 14 trading days plus the actual Intra-Day VWAP during the elapsed portion of the 15th trading day divided by (b) 15, as well as the resulting indicative Purchase Price, which may be the maximum Purchase Price.

•	Each time the webpage available at http://www.gbsc-usa/NPO is updated, it will also show the closing trading price (or, after the Averaging Period starts, a reasonably current trading price) for our common stock on the New York Stock Exchange.

“Intra-Day VWAP” means, at any time on any day, the volume weighted average price of our common stock on the New York Stock Exchange for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-Day VWAP during the Averaging Period will reflect a 20-minute reporting delay.

We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on September 10, 2014 (or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period). We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on September 10, 2014 (or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period), and the final Purchase Price will also be available by that time at http://www.gbsc-usa/NPO and from the Information Agent and Tender Agent. In no event will the Purchase Price paid in the Offer for any Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time be more than $2,301.89 per $1,000 principal amount of Convertible Debentures. If the pricing formula described above would result in a Purchase Price that is more than $2,301.89 per $1,000 principal amount of Convertible Debentures, subject to the other terms and conditions described in this Offer to Purchase and the Letter of Transmittal, we will pay a Purchase Price equal to $2,301.89 per $1,000 principal amount of Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time that are accepted for purchase, plus accrued and unpaid interest thereon to, but excluding, the Payment Date. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” means midnight, New York City time, at the end of Friday, September 12, 2014, unless the Offer is extended or earlier terminated by EnPro. If the Offer is extended, “Expiration Time” shall mean the new time and date on which the Offer, as so extended, will expire. EnPro may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, EnPro will notify the Information Agent and Tender Agent and will make a public announcement prior to 9:00 a.m., New York City time, on the next New York City business day after the previously scheduled Expiration Time. Any such announcement will state that EnPro is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which EnPro may choose to make a public announcement of any extension of the Offer, EnPro will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release.

EnPro’s obligation to accept for payment, and pay for, any Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on the satisfaction of, or where applicable the waiver of, the Financing Condition (as defined under “Conditions to the Offer”) and certain other conditions applicable to the Offer described herein. See “Conditions to the Offer.”

EnPro expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of the Offer prior to the Expiration Time, (ii) extend the Expiration Time of the Offer, (iii) amend the terms of the Offer or (iv) if any of the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Convertible Debentures tendered in the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which EnPro may choose to make such announcement, EnPro shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a timely press release.

If EnPro extends the Offer or delays its acceptance for payment, or its payment, for any Convertible Debentures tendered in the Offer for any reason, then, without prejudice to EnPro’s rights under that Offer, the Information Agent and Tender Agent may retain tendered Convertible Debentures on behalf of EnPro. However, the ability of EnPro to delay acceptance for payment, or payment, for Convertible Debentures that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If EnPro terminates or amends the Offer, it will notify the Information Agent and Tender Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

If EnPro makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, EnPro will promptly disseminate disclosure regarding the changes to the Offer and extend the Offer, each if required by law, to ensure that the Offer remains open a minimum of five business days from the date EnPro disseminates disclosure regarding the changes. If EnPro makes a change in the principal amount of Convertible Debentures sought in the Offer, adjusts the pricing formula, the Purchase Price or the minimum or maximum Purchase Price, or otherwise changes the Offer consideration, EnPro will promptly disseminate disclosure regarding the changes and extend the Offer, each if required by law, to ensure that the Offer remains open a minimum of ten business days from the date EnPro disseminates disclosure regarding such adjustments or changes. The calculation of the final Purchase Price on the basis of the formula described in “—Purchase Price; Accrued Interest” will not be considered a change in the Offer consideration or an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer.

For purposes of the Offer, “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Announcement of the Final Purchase Price

We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on September 10, 2014 (or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period), and the final Purchase Price will also be available by that time at http://www.gbsc-usa/NPO and from the Information Agent and Tender Agent. Because the Purchase Price to be paid in the Offer will be announced by us by 4:30 p.m., New York City time, on September 10, 2014 or, if the last day of the Averaging Period is later than September 10, 2014, the last day of the Averaging Period and the Offer will not expire earlier than either the originally scheduled Expiration Time or, in the case the Averaging Period ends later than September 10, 2014, the Expiration Time as postponed due to such later end of the Averaging Period, you will have approximately two business days following the determination of the final Purchase Price to tender your Convertible Debentures in the Offer or to withdraw your previously tendered Convertible Debentures. See “—Purchase Price; Accrued Interest,” “—Expiration Time; Extension; Amendment; Termination” and “Procedures for Tendering and Withdrawing Convertible Debentures—Withdrawal of Tenders by Holders.”

Purpose of the Transaction; Plans

Together with the Revolving Credit Facility described below, the purpose of the Offer is to provide EnPro with financial flexibility through the refinancing of a portion of its consolidated indebtedness.

Any Convertible Debentures purchased by us in the Offer will be cancelled and will cease to be outstanding. Any Convertible Debentures that remain outstanding after the Offer will continue to be obligations of EnPro, and Holders of those Convertible Debentures will continue to have all of the rights associated with those Convertible Debentures. We are not seeking the approval of the Holders for any amendment of the Convertible Debentures or of the indenture governing the Convertible Debentures in connection with this Offer. See “Additional Considerations Concerning the Offer—Material Differences in the Rights of Holders of Convertible Debentures as a Result of the Offer.”

We intend to fund the purchase of any Convertible Debentures purchased in the Offer with borrowings under our Revolving Credit Facility expected to be completed and effective on or prior to the Expiration Time, on terms and conditions satisfactory to EnPro. Our obligations under the Revolving Credit Facility will be guaranteed by all of our direct and indirect domestic subsidiaries other than GST (defined below). See “—Source and Amount of Funds.”

Source and Amount of Funds

We would need approximately $173.3 million to purchase all of the currently outstanding Convertible Debentures pursuant to the Offer (excluding fees and expenses related to the Offer), assuming that (i) the final Purchase Price is equal to the maximum price of $2,301.89 per $1,000 principal amount of Convertible Debentures and (ii) the Payment Date is September 15, 2014.

We intend to complete an amendment and restatement to our credit agreement governing our existing senior secured revolving credit facility, which is expected to provide for a five year, $300.0 million senior secured revolving credit facility (the “Revolving Credit Facility”). See “—Revolving Credit Facility.”

We intend to fund the purchase of any and all of the Convertible Debentures validly tendered, and not validly withdrawn, in the Offer with borrowings under the Revolving Credit Facility. The timing, terms and size of the Revolving Credit Facility is subject to market and other conditions, and we cannot provide any assurance that the Revolving Credit Facility will be consummated and effective at any specific time, or at all. The Offer is conditioned upon the consummation and effectiveness of the Revolving Credit Facility, on terms satisfactory to us, as described under “Conditions to the Offer—Financing Condition.” We have no arrangements to finance or repay the borrowings under the Revolving Credit Facility incurred to fund the purchase of the Convertible Debentures validly tendered, and not validly withdrawn, in the Offer. We may in the future seek to finance or repay such borrowings through the issuance of term debt instruments or the incurrence of term loans depending upon future market conditions and prevailing interest rates.

There are no alternative financing arrangements or plans in the event that the Financing Condition is not met. Subject to Rule 14e-1(c) under the Exchange Act, if the Financing Condition is not satisfied, we will not be required to accept for purchase, or pay for, any Convertible Debentures in the Offer.

If the Financing Condition is satisfied, we will promptly disclose this information and we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

Revolving Credit Facility

We have received commitments to provide the Revolving Credit Facility on the terms described below from Bank of America, N.A. and a syndicate of five other bank lenders. We expect the Revolving Credit Facility to provide for a five-year, senior secured revolving credit facility of $300.0 million. Unlike our existing credit facility, borrowing availability under the Revolving Credit Facility will not be limited by reference to a borrowing base. We expect borrowings under the Revolving Credit Facility initially to bear interest at an annual rate of LIBOR plus 1.75% and base rate plus 0.75%, although the interest rate under the Revolving Credit Facility will be subject to increase or decrease according to a consolidated total leverage ratio. In addition, a commitment fee will accrue with respect to the unused amount of the Revolving Credit Facility at an annual rate of 0.20%, which rate will also be subject to increase or decrease based on a consolidated total leverage ratio.

We expect that EnPro and its direct wholly owned subsidiary, Coltec Industries Inc, will be borrowers under the Revolving Credit Facility and that each of our domestic, consolidated subsidiaries (other than Garlock Sealing Technologies LLC, Garrison Litigation Management Group, Ltd. and their respective subsidiaries, which includes The Anchor Packing Company (collectively, “GST”), unless they become consolidated subsidiaries in the future) will guarantee the obligations of the borrowers under the Revolving Credit Facility.

Collateral. We expect borrowings under the Revolving Credit Facility to be secured by a first priority pledge of:

•	100% of the capital stock of each domestic, consolidated subsidiary of EnPro (which will exclude GST unless they become consolidated subsidiaries in the future);

•	65% of the capital stock of any first tier foreign subsidiary of EnPro and its domestic, consolidated subsidiaries; and

•	substantially all of the assets (including, without limitation, machinery and equipment, inventory and other goods, accounts receivable, certain owned real estate and related fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash) of EnPro and its domestic, consolidated subsidiaries, other than GST unless they become consolidated subsidiaries in the future.

Financial covenants. We expect that the Revolving Credit Facility will contain certain financial covenants and required financial ratios, including:

•	a maximum consolidated total net leverage ratio (with total debt, for the purposes of such ratio, to exclude the intercompany notes payable to GST and to be net of up to $100 million for any measurement period ending prior to the first anniversary of the closing date of the Revolving Credit Facility and, thereafter, up to $75 million of unrestricted cash of domestic, consolidated subsidiaries) of not more than 4.0 to 1.0; and

•	a minimum consolidated interest coverage ratio of at least 2.5 to 1.0.

Affirmative and negative covenants. We expect the Revolving Credit Facility will contain affirmative and negative covenants (subject, in each case, to customary exceptions and qualifications and others to be agreed), including covenants that limit our ability to, among other things:

•	grant liens on our assets;

•	incur additional indebtedness (including guarantees and other contingent obligations);

•	make certain investments (including loans and advances);

•	merge or make other fundamental changes;

•	sell or otherwise dispose of property or assets;

•	pay dividends and other distributions and prepay certain indebtedness;

•	make changes in the nature of our business;

•	enter into transactions with our affiliates;

•	enter into burdensome contracts;

•	make certain capital expenditures; and

•	modify or terminate documents related to certain indebtedness.

Conditions of the Offer

Notwithstanding any other provision of the Offer, our obligation to accept for payment, and pay for, any Convertible Debentures validly tendered and not validly withdrawn pursuant to the Offer is conditioned on the satisfaction of, or where applicable the waiver of, the Financing Condition and certain other conditions applicable to the Offer described under “Conditions to the Offer.” EnPro reserves the right in its sole discretion to waive any and all conditions to the Offer. The Offer is not conditioned upon the tender of any minimum aggregate principal amount of Convertible Debentures. See “Conditions to the Offer.”

PROCEDURES FOR TENDERING AND WITHDRAWING CONVERTIBLE DEBENTURES

The tender of Convertible Debentures pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Convertible Debentures. If a Holder validly tenders and does not validly withdraw its Convertible Debentures prior to the Expiration Time and EnPro accepts such Convertible Debentures for payment, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, EnPro will pay such Holder the Purchase Price for such Convertible Debentures on the Payment Date. In addition, Holders will receive, in respect of their Convertible Debentures that are accepted for purchase, accrued and unpaid interest on such Convertible Debentures to, but excluding, the Payment Date. All amounts payable pursuant to the Offer will be rounded to the nearest cent. Any Convertible Debentures tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.

The outstanding Convertible Debentures are currently represented by global notes registered in the name of Cede & Co., DTC’s nominee (the “Global Notes”). Cede & Co. is currently the only registered Holder of the Convertible Debentures. The aggregate principal amount of the Global Notes will be reduced to represent the aggregate principal amount of the Convertible Debentures held through DTC and not tendered and accepted for purchase pursuant to the Offer.

DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants (each, a “DTC Participant”). DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not DTC Participants beneficially own the Convertible Debentures only through DTC Participants. Beneficial owners and DTC Participants desiring that Convertible Debentures be tendered on the day on which the Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Tenders of Convertible Debentures by Beneficial Owners other than DTC Participants

If you beneficially own Convertible Debentures through an account maintained by a broker, dealer, commercial bank, trust company or other nominee and you desire to tender Convertible Debentures, you should contact your nominee promptly and instruct it to tender your Convertible Debentures on your behalf.

IF YOU HOLD YOUR CONVERTIBLE DEBENTURES THROUGH A BROKER, DEALER, COMMERCIAL BANK, CUSTODIAN, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION TIME IN ORDER FOR SUCH ENTITY TO TENDER CONVERTIBLE DEBENTURES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION TIME. TENDERS NOT COMPLETED BY SUCH BROKER, DEALER, COMMERCIAL BANK, CUSTODIAN, TRUST COMPANY OR OTHER NOMINEE PRIOR TO THE EXPIRATION TIME WILL BE DISREGARDED AND OF NO EFFECT.

Tenders of Convertible Debentures by DTC Participants

To participate in the Offer, a DTC Participant must:

•	comply with the ATOP of DTC described below; or

•	(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (iii) mail or deliver the Letter of Transmittal or facsimile thereof to the Information Agent and Tender Agent prior to the Expiration Time.

In addition, either:

•	the Information Agent and Tender Agent must receive, prior to the Expiration Time, a properly transmitted Agent’s Message (as defined below); or

•	the Information Agent and Tender Agent must receive, prior to the Expiration Time, a timely confirmation of book-entry transfer of such Convertible Debentures into the Information Agent and Tender Agent’s account at DTC according to the procedure for book-entry transfer described below and the Letter of Transmittal and other documents required by the Letter of Transmittal.

If a DTC Participant chooses to tender by delivery of a Letter of Transmittal, to be validly tendered the Information Agent and Tender Agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Purchase and the front cover of the Letter of Transmittal prior to the Expiration Time.

The method of delivery of the Letter of Transmittal and all other required documents to the Information Agent and Tender Agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the Information Agent and Tender Agent before the Expiration Time.

LETTERS OF TRANSMITTAL MUST BE SENT ONLY TO THE INFORMATION AGENT AND TENDER AGENT. DO NOT SEND LETTERS OF TRANSMITTAL TO ENPRO OR THE DEALER MANAGER.

Tendering through DTC’s ATOP

The Information Agent and Tender Agent and DTC have confirmed that the Offer is eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Convertible Debentures through DTC and chooses to accept the Offer may, instead of physically completing and signing the Letter of Transmittal and delivering it to the Information Agent and Tender Agent, transmit its acceptance of the Offer electronically through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Information Agent and Tender Agent’s account at DTC and send an Agent’s Message (as defined below) to the Information Agent and Tender Agent for its acceptance. The Information Agent and Tender Agent will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Convertible Debentures held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Convertible Debentures into the Information Agent and Tender Agent’s account through ATOP. However, although delivery of the Convertible Debentures may be effected through book-entry transfer into the Information Agent and Tender Agent’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Information Agent and Tender Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC, EnPro or the Dealer Manager does not constitute delivery to the Information Agent and Tender Agent. The confirmation of a book-entry transfer into the Information Agent and Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Information Agent and Tender Agent and forming a part of the Book-Entry Confirmation, to the effect that DTC has received an express acknowledgment from a DTC Participant in its ATOP that it is tendering Convertible Debentures that are the subject of such Book-Entry Confirmation, that DTC has received an express acknowledgment from such DTC Participant that such DTC Participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that EnPro may enforce such agreement against such DTC Participant.

Signatures and Signature Guarantees

If you are using a Letter of Transmittal or notice of withdrawal, you must have signatures guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Convertible Debentures are tendered for the account of an Eligible Institution. See Instruction 3 of the Letter of Transmittal. If a Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to EnPro of the authority of such person so to act must be submitted.

U.S. Federal Income Tax Backup Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless the beneficial owner satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the aggregate Purchase Price and accrued and unpaid interest payable to such person may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below in “Certain U.S. Federal Income Tax Consequences”) should complete and sign the Internal Revenue Service (“IRS”) Form W-9 provided with the Letter of Transmittal. Each Non-U.S. Holder (as defined below in “Certain U.S. Federal Income Tax Consequences”) must submit the appropriate completed IRS Form W-8 (generally IRS Form W-8BEN or W-8BEN-E) to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

Effect of Tender

Subject to, and effective upon, the acceptance for payment of, and payment for, the Convertible Debentures tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Convertible Debentures (i) sells, assigns, transfers and delivers to, or upon the order of, EnPro, all right, title and interest in and to all the Convertible Debentures tendered thereby; (ii) waives any and all rights, other than rights under federal securities laws, with respect to such Convertible Debentures (including, without limitation, any existing or past defaults and their consequences in respect of such Convertible Debentures and the indenture under which the Convertible Debentures were issued); (iii) releases and discharges EnPro from any and all claims, other than claims under U.S. federal securities laws, the Holder may have now, or may have in the future, arising out of, or related to, such Convertible Debentures, including, without limitation, any claims arising from any existing or past defaults, or any claims that the Holder is entitled to receive additional principal, interest or other payments or distributions of any kind with respect to such Convertible Debentures (other than any accrued and unpaid interest to, but excluding, the Payment Date), to convert the Convertible Debentures into shares of EnPro’s common stock or be entitled to any of the benefits under the indenture under which the Convertible Debentures were issued; and (iv) irrevocably constitutes and appoints the Information Agent and Tender Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Convertible Debentures (with full knowledge that the Information Agent and Tender Agent also acts as the agent of EnPro) with respect to such Convertible Debentures, with full power of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Convertible Debentures on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to EnPro, (b) present such Convertible Debentures for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Debentures (except that the Information Agent and Tender Agent will have no rights to, or control over, funds from EnPro, except as agent for the tendering Holders, for the Purchase Price for, and accrued and unpaid interest on, for any tendered Convertible Debentures that are purchased by EnPro) and (d) deliver to EnPro the Letter of Transmittal, all in accordance with the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal.

The tender by a Holder that is not validly withdrawn prior to our acceptance of the tender will constitute a binding agreement between the Holder and us in accordance with the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal. The valid tender of Convertible Debentures will constitute the agreement of the Holder to deliver good title to all tendered Convertible Debentures, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Convertible Debentures pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by EnPro in its sole discretion. EnPro reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for EnPro, be unlawful. EnPro also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Convertible Debentures, subject to applicable law. Any determination by EnPro as to the validity, form, eligibility and acceptance of Convertible Debentures for payment, or any interpretation by EnPro as to the terms and conditions of the Offer, is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. EnPro is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as EnPro shall determine. None of EnPro or any of its affiliates or assigns, the Information Agent and Tender Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Convertible Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Convertible Debentures received by the Information Agent and Tender Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Information Agent and Tender Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.

THE METHOD OF DELIVERY OF CONVERTIBLE DEBENTURES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT AND TENDER AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE INFORMATION AGENT AND TENDER AGENT PRIOR TO THE EXPIRATION TIME.

No Appraisal Rights

No appraisal rights are available to holders of Convertible Debentures under applicable law in connection with the Offer.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by EnPro in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Convertible Debentures in accordance with the procedures set forth above and complete such procedures prior to the Expiration Time in order to be eligible to receive the Purchase Price.

Withdrawal of Tenders by Holders

Except as otherwise provided herein, tenders of Convertible Debentures pursuant to the Offer are irrevocable. Withdrawal of Convertible Debentures by Holders may only be accomplished in accordance with the following procedures.

Holders may withdraw Convertible Debentures tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders may be withdrawn after the 40th business day following the commencement of the Offer, in accordance with Rule 13e-4(f) of the Exchange Act, unless such Convertible Debentures have been accepted for payment as provided in this Offer to Purchase. If EnPro extends the Offer, is delayed in its acceptance for payment of Convertible Debentures or is unable to purchase Convertible Debentures validly tendered and not validly withdrawn under the Offer for any reason, then, without prejudice to EnPro’s rights under the Offer, the Information Agent and Tender Agent may nevertheless, on EnPro’s behalf, retain tendered Convertible Debentures, and such Convertible Debentures may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Convertible Debentures to be effective, the Information Agent and Tender Agent must receive a written or facsimile transmission containing a notice of withdrawal prior to the Expiration Time, by mail, or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the Holder who tendered the Convertible Debentures to be withdrawn, (ii) contain the aggregate principal amount represented by such Convertible Debentures, (iii) contain a statement that such Holder is withdrawing the election to tender such Holder’s Convertible Debentures, and (iv) unless transmitted through ATOP, be signed by the Holder in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by evidence satisfactory to EnPro that the person withdrawing the tender has succeeded to the beneficial ownership of the Convertible Debentures. Any notice of withdrawal must identify the Convertible Debentures to be withdrawn, including the name and number of the account at DTC to be credited, and otherwise comply with the procedures of DTC.

If you tendered your Convertible Debentures through a broker, dealer, commercial bank, custodian, trust company or other nominee and wish to withdraw your Convertible Debentures, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Convertible Debentures will depend upon the terms of the arrangements you have made with your nominees and, if your nominee is not the DTC Participant tendering those Convertible Debentures, the arrangements between your nominee and such DTC Participant, including any arrangements involving intermediaries between your nominee and such DTC Participant.

EnPro will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. No withdrawal of Convertible Debentures shall be deemed to have been validly made until all defects and irregularities have been cured or waived. None of EnPro or any of its affiliates or assigns, the Information Agent and Tender Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Convertible Debentures may not be rescinded, and any Convertible Debentures validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Convertible Debentures by following one of the procedures for tendering Convertible Debentures described herein at any time prior to the Expiration Time.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, EnPro will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Debentures validly tendered (or defectively tendered, if such defect has been waived by EnPro in its sole discretion) and not validly withdrawn pursuant to the Offer prior to Expiration Time. The Payment Date will be promptly after the Expiration Time. Any Convertible Debentures purchased pursuant to the Offer will be cancelled.

EnPro, at its option, may elect to extend the Expiration Time with respect to the Offer to a later date and time announced by EnPro, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

EnPro expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Convertible Debentures tendered in the Offer if the Financing Condition or any of the other conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by EnPro or in order to comply in whole or in part with any applicable law. In addition, EnPro expressly reserves the right, in its sole discretion, to delay acceptance for payment, or payment, for Convertible Debentures tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Convertible Debentures accepted for payment pursuant to the Offer will be made only after timely confirmation of book-entry transfer of such Convertible Debentures, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC’s ATOP procedures) on or before the Expiration Time, and any other documents required by the Offer.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, EnPro will be deemed to have accepted for payment, and thereby purchased, all outstanding Convertible Debentures validly tendered and not validly withdrawn prior to such Expiration Time only when, as and if EnPro gives written notice to the Information Agent and Tender Agent of its acceptance for payment of such Convertible Debentures. On the Payment Date, EnPro will deposit with the Information Agent and Tender Agent, or upon the Information Agent and Tender Agent’s instructions, DTC, and the Information Agent and Tender Agent or DTC, as the case may be, will thereafter transmit to the Holders of Convertible Debentures accepted for payment, (x) the Purchase Price for all Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Date (and accepted for payment) and (y) accrued and unpaid interest thereon to, but excluding, the Payment Date.

If EnPro extends the Offer or delays its acceptance for payment of, or payment for, Convertible Debentures tendered in the Offer for any reason, then, without prejudice to EnPro’s rights under the Offer, the Information Agent and Tender Agent may retain tendered Convertible Debentures on behalf of EnPro. However, the ability of EnPro to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

Holders whose Convertible Debentures are accepted for payment pursuant to the Offer will be entitled to accrued and unpaid interest on those Convertible Debentures to, but excluding, the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Debentures.

Tendering Holders of Convertible Debentures will not be required to pay brokerage commissions or fees of the Dealer Manager or the Information Agent and Tender Agent.

EnPro will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Convertible Debentures to it, or to its order, pursuant to the Offer. If, however, payment is to be made to, or if Convertible Debentures not tendered or purchased are to be registered in the name of, any person other than the Holder, or if tendered Convertible Debentures are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the Holder or such other person) payable on account of the transfer to such other person will be deducted from the payment of the Purchase Price and accrued and unpaid interest (and any remaining amount of transfer taxes will be billed directly to the Holder or such other person) unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

If the Offer is terminated or the Convertible Debentures are validly withdrawn prior to the Expiration Time, or the Convertible Debentures are not accepted for payment, the Purchase Price will not be paid or become payable. If any tendered Convertible Debentures are not purchased pursuant to the Offer for any reason, such Convertible Debentures will be credited to the account maintained at DTC from which such Convertible Debentures were delivered, unless otherwise requested by such Holder as provided under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, EnPro will not be required to accept for purchase and pay for any Convertible Debentures tendered, and EnPro may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for, Convertible Debentures, subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the Convertible Debentures tendered promptly after the termination or withdrawal of a tender offer, if the Financing Condition or the General Conditions set forth below have not been satisfied or waived.

Financing Condition

EnPro intends to fund the purchase of the Convertible Debentures in the Offer from borrowings under the Revolving Credit Facility expected to be completed and effective on or prior to the Expiration Time, on terms and conditions satisfactory to EnPro. Accordingly, the Offer is conditioned upon the completion and effectiveness of the Revolving Credit Facility, on or prior to the Expiration Time, on terms and conditions satisfactory to EnPro, which condition is referred to herein as the “Financing Condition.” See “The Offer—Source and Amount of Funds.”

General Conditions

For purposes of the foregoing provisions, all of the “General Conditions” will be deemed to be satisfied at the Expiration Time unless EnPro determines, in its reasonable judgment, that any of the following events has occurred:

•	there shall have occurred (i) any general suspension or limitation of trading in, or major disruption in settlements of, securities in U.S. securities or financial markets, including on any U.S. national securities exchange or in the over-the-counter market, or any suspension or limitation of trading in any securities of EnPro on any U.S. national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the U.S. or other major financial markets (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in EnPro’s reasonable judgment, would have a reasonable likelihood of adversely affecting, the extension of credit by banks or other lending institutions in the U.S., (iv) any attack on, outbreak or escalation of hostilities or acts of terrorism involving, the U.S. that would reasonably be expected to have a materially adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of EnPro or its subsidiaries, or (v) any significant adverse change in U.S. securities or financial markets generally that, in EnPro’s reasonable judgment, would have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of EnPro or its subsidiaries, or in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of EnPro, a material acceleration, escalation or worsening thereof;

•	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality or self-regulating organization that, in EnPro’s reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of EnPro or its subsidiaries;

•	there shall have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (or there shall have been any material adverse development in any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or self-regulating organization, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in EnPro’s reasonable judgment, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of EnPro or its subsidiaries, or which would or might, in EnPro’s reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•	there exists any other actual legal impediment to the Offer that would materially and adversely affect the transactions contemplated by the Offer or the contemplated benefits of the Offer to EnPro;

•	there shall have occurred any development, event or events that (i) would directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer, (ii) would materially impair the contemplated benefits of the Offer to EnPro, or (iii) is or are, or is or are reasonably likely to be, materially adverse to the business, operations, properties, conditions (financial or otherwise), assets, liabilities or prospects of EnPro or its subsidiaries;

•	in EnPro’s reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Convertible Debentures will result in any adverse tax consequences to EnPro; or

•	the trustee for the Convertible Debentures objects in any respect to, or takes any action that could, in the reasonable judgment of EnPro, adversely affect the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by EnPro in the making of the Offer or in the acceptance for purchase of or payment for the Convertible Debentures.

The foregoing conditions are for the sole benefit of EnPro and may be asserted by EnPro in its sole discretion and may be waived by EnPro in whole or in part, at any time and from time to time, in the sole discretion of EnPro, whether or not any other condition of the Offer is also waived, prior to the Expiration Time of the Offer. The conditions to the Offer will be either satisfied or waived by EnPro prior to the Expiration Time. The failure by EnPro at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time. EnPro has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by EnPro concerning the events described in this section shall be final and binding upon all Holders.

EnPro expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of the Offer prior to the Expiration Time, (ii) extend the Expiration Time of the Offer, (iii) amend the terms of the Offer or (iv) if any of the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Convertible Debentures tendered in the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether to tender its Convertible Debentures in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Material Differences in the Rights of Holders of Convertible Debentures as a Result of the Offer.

Effects on the Holders of Convertible Debentures Tendered and Accepted in the Offer

If your Convertible Debentures are tendered and accepted in the Offer, you will receive the Purchase Price for any Convertible Debentures tendered and accepted plus accrued and unpaid interest thereon to, but excluding, the Payment Date, but you will give up rights associated with ownership of such Convertible Debentures. Set forth below is a summary of certain terms of the Convertible Debentures and rights that you will forgo if you tender your Convertible Debentures and your Convertible Debentures are purchased pursuant to the Offer. The summary below does not purport to describe all of the terms of the Convertible Debentures and is qualified in its entirety with respect to the Convertible Debentures by reference to the Indenture dated as of October 26, 2005 between EnPro and U.S. Bank National Association, as successor-in-interest to Wachovia Bank, National Association, as trustee (the “Convertible Debentures Indenture”), which is incorporated herein by reference. See “Where You Can Find Additional Information” and “Incorporation Of Certain Documents By Reference.”

Ranking. The Convertible Debentures are general senior unsecured obligations of EnPro. The Convertible Debentures rank equally in right of payment with the EnPro’s existing and future senior debt and senior in right of payment to EnPro’s existing and future subordinated debt. The Convertible Debentures are effectively subordinated to the EnPro’s existing and future secured debt to the extent of the value of the assets securing such debt, including the Revolving Credit Facility. The Convertible Debentures are structurally subordinated to all future and existing liabilities, including trade payables, of EnPro’s subsidiaries. The Convertible Debentures Indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities.

Cash Interest Payments. If you continue to hold any Convertible Debentures after settlement of the Offer, you will be entitled, subject to the terms and conditions of the Convertible Debentures Indenture, to receive regular, semi-annual interest payments at the annual rate of 3.9375%.

Repurchase of Convertible Debentures at Each Holder’s Option Upon a Change of Control. Subject to the terms and conditions of the Convertible Debentures Indenture, if a change of control (as defined in the Convertible Debentures Indenture) occurs with respect to EnPro, you, as a Holder, have the right to require EnPro to repurchase your Convertible Debentures in whole or in part for cash at a price equal to 100% of the principal amount of the Convertible Debentures to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date.

Conversion Rights of Holders. Holders of the Convertible Debentures may convert the Convertible Debentures into cash and shares of EnPro’s common stock, if any, at an initial conversion rate of 29.5972 shares of common stock per $1,000 principal amount of Convertible Debentures (which is equal to an initial conversion price of approximately $33.79 per share), subject to adjustments described in the Convertible Debentures Indenture, before the close of business on October 15, 2015 (which is the final maturity date of the Convertible Debenture) under the following circumstances:

•	during any fiscal quarter commencing after December 31, 2005 (and only during such fiscal quarter), if the closing price of EnPro’s common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter was 130% or more of the then current conversion price per share of common stock on that 30th trading day;

•	during the five business day period after any five consecutive trading day period (the “Measurement Period”) in which the trading price per Convertible Debenture for each day of such Measurement Period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate for the Convertible Debentures;

•	on or after September 15, 2015;

•	upon the occurrence of specified corporate transactions (as described in the Convertible Debentures Indenture); or

•	in connection with a transaction or event constituting a change of control (as defined in the Convertible Debentures Indenture).

The first conversion condition was satisfied at June 30, 2014. Thus the Convertible Debentures will remain convertible through the quarter ending September 30, 2014, and beyond that as long as such condition is met. In addition, the conversion rate is subject to adjustment upon the occurrence of certain events listed in the Convertible Debentures Indenture, including a change of control.

Conversion Settlement. Upon any conversion of the Convertible Debentures, EnPro will satisfy its obligation to convert the Convertible Debentures by delivering to Holders in respect of each $1,000 principal amount of Convertible Debentures being converted a “Settlement Amount” consisting of (1) cash equal to the lesser of $1,000 and the Conversion Value, and (2) to the extent the Conversion Value exceeds $1,000, a number of shares equal to the sum of, for each day of the Cash Settlement Period (defined below), (A) 5% of the difference between (i) the product of the then current conversion rate (plus any additional shares as an adjustment upon a change of control) and the closing price of our common stock for such date and (ii) $1,000, divided by (B) the closing price of our common stock for such day.

“Conversion Value” means the product of (1) the then current conversion rate (plus any additional shares as an adjustment upon a change of control) and (2) the average of the closing prices of our common stock for the 20 consecutive trading days beginning on the second trading day after the conversion date for those Convertible Debentures (the “Cash Settlement Period”).

We will deliver the Settlement Amount, with respect to any conversion, to the applicable Holders on the third business day following the end of the related Cash Settlement Period. We will not issue fractional shares of common stock upon conversion of the Convertible Debentures. Instead, we will pay the cash value of such fractional shares based on the closing price of our common stock on the trading day immediately preceding the conversion date.

As of August 8, 2014, the Settlement Amount per $1,000 principal amount of Convertible Debentures would consist of $1,000 in cash and 15 shares of our common stock, plus $15.76 in cash in lieu of fractional shares, based on the current conversion rate of 29.5972 and assuming a Cash Settlement Period that commenced on July 14, 2014 and ended on August 8, 2014 based on an assumed conversion date of July 10, 2014.

Effects on the Holders of Convertible Debentures not Purchased in the Offer

Convertible Debentures not tendered and/or not purchased pursuant to the Offer will remain outstanding immediately following the completion of the Offer. The terms and conditions governing the Convertible Debentures, including the covenants and other protective provisions contained in the Convertible Debentures Indenture which governs the Convertible Debentures, will remain unchanged immediately following the completion of the Offer. No amendment to the Convertible Debentures Indenture is being sought in connection with the Offer.

Limited Trading Market for Convertible Debentures Not Purchased in the Offer

The Convertible Debentures are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Convertible Debentures are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Convertible Debentures are not available. Following the settlement of the Offer, any trading market for the remaining outstanding Convertible Debentures may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Debentures. Although you may be able to sell Convertible Debentures that you do not tender, we cannot predict or assure you of the price at which you will be able to sell such Convertible Debentures, which may be higher or lower than the Purchase Price paid by us in the Offer. There is no assurance that an active market in the Convertible Debentures will exist or as to the prices at which the Convertible Debentures may trade after consummation of the Offer.

Subsequent Purchases of the Convertible Debentures

Although EnPro has no current plan to purchase or otherwise provide any similar opportunity for the Holders of Convertible Debentures to obtain liquidity with respect to the Convertible Debentures not tendered in the Offer, EnPro reserves the absolute right, in its discretion and from time to time, to purchase any Convertible Debentures that remain outstanding after the Expiration Time through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the Purchase Price and could be for cash or other consideration. However, there can be no assurance that Holders of the Convertible Debentures will have any further opportunity to gain liquidity with respect to the Convertible Debentures, except as otherwise expressly required by the Convertible Debentures Indenture. Moreover, Rule 13e-4(f)(6) of the Exchange Act generally prohibits us and our affiliates from purchasing any Convertible Debentures, other than pursuant to the Offer, until at least ten business days after the Expiration Time or other termination of the Offer.

Substantial Existing Indebtedness

EnPro intends to complete the Revolving Credit Facility on or prior to the Expiration Time, on terms and conditions satisfactory to EnPro. See “The Offer—Purpose of the Transaction; Plans” and “The Offer—Source and Amount of Funds.” EnPro intends to use borrowings under the Revolving Credit Facility to purchase any Convertible Debentures validly tendered to, and accepted by, it in the Offer. The completion and effectiveness of the Revolving Credit Facility is not conditioned on the tender of any minimum amount of Convertible Debentures. EnPro may therefore complete the Revolving Credit Facility even if less than all the Convertible Debentures are validly tendered to, and accepted for purchase by, it in connection with the Offer.

After giving effect to the Revolving Credit Facility and assuming borrowings thereunder sufficient to purchase all of the currently outstanding Convertible Debentures pursuant to the Offer with a final Purchase Price equal to the maximum price of $2,301.89 per $1,000 principal amount of Convertible Debentures and a Payment Date of September 15, 2014, as of June 30, 2014, we would have had $467.9 million aggregate principal amount of debt outstanding (including intercompany debt owed to GST (defined herein)). The amount of EnPro’s indebtedness and restrictions contained in its indebtedness may limit its ability to effect future financings in the event EnPro should deem it necessary or desirable to raise additional capital. For additional information about EnPro’s indebtedness, capitalization and financial condition, see its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended June 30, 2014 and the other information incorporated by reference herein. See “Incorporation of Documents by Reference” and “Where You Can Find Additional Information.”

During the Pendency of the Offer, the Market Prices of our Common Stock may be Volatile

During the pendency of the Offer, the market prices of our common stock may be more volatile than might otherwise be the case. Holders of Convertible Debentures may terminate all or a portion of any hedging arrangements they have entered into in respect of their Convertible Debentures, which may lead to increased purchase or sale activity by or on behalf of such Holders related to our common stock during the Offer. Such activity may lead to volatility in the price of our common stock or may lead to unusually high trading volumes during the period of the Offer. Increased volatility during the pendency of the Offer and particularly during the Averaging Period may affect the Average VWAP and the final Purchase Price for your Convertible Debentures.

Because the Purchase Price is determined based on the Average VWAP, you may receive less than the parity value of your Convertible Debentures tendered

Because the Purchase Price is determined based on the Average VWAP, you may receive less than the parity value of your Convertible Debentures tendered. This may be particularly the case where the price for our common stock increases during the Averaging Period and the maximum Purchase Price is payable pursuant to the Offer. We note that because the Settlement Amount payable upon conversion of the Convertible Debentures is also calculated by reference to trading prices for our common stock over a period of time, the consideration actually received by Holders upon a conversion of the Convertible Debentures subsequent to the expiration of the Offer may be lower than an investor’s expectations where the market prices for our common stock have risen in response to the Offer or otherwise.

Position of EnPro Concerning the Offer

None of EnPro, EnPro’s board of directors, the Dealer Manager or the Information Agent and Tender Agent makes any recommendation to any Holder or beneficial owner of Convertible Debentures as to whether the Holder or beneficial owner should tender or refrain from tendering any or all of such Holder’s or beneficial owner’s Convertible Debentures, and none of them has authorized any person to make any such recommendation. Holders and beneficial owners of Convertible Debentures are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Debentures, and, if so, the principal amount of Convertible Debentures to tender.

MARKET INFORMATION ABOUT THE CONVERTIBLE DEBENTURES AND OUR COMMON STOCK

To EnPro’s knowledge, there is no established trading market for the Convertible Debentures. We believe the Convertible Debentures are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Convertible Debentures are not available. To the extent that the Convertible Debentures are traded, prices of the Convertible Debentures may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

EnPro’s common stock is listed for trading on the New York Stock Exchange under the ticker symbol “NPO.” The following table sets forth, for the periods indicated, the high and low reported sales prices for EnPro’s common stock as reported by the New York Stock Exchange.

	Common Stock
Period	High ($)	Low ($)
2012
First Quarter	41.49	33.04
Second Quarter	44.50	35.79
Third Quarter	39.34	32.34
Fourth Quarter	40.99	35.43
2013
First Quarter	51.37	41.03
Second Quarter	51.74	44.76
Third Quarter	60.56	51.01
Fourth Quarter	61.24	53.39
2014
First Quarter	80.00	56.30
Second Quarter	75.78	66.59
Third Quarter (through August 8, 2014)	75.08	63.05

On August 8, 2014, the last reported sale price per share of our common stock on the New York Stock Exchange was $64.39 per share. There were 23,974,436 shares of our common stock outstanding as of June 30, 2014, not including 201,308 treasury shares.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE CONVERTIBLE DEBENTURES, PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

RATIO OF EARNINGS TO FIXED CHARGES AND BOOK VALUE PER SHARE

Ratio of Earnings to Fixed Charges

The following table shows our historical ratio of earnings to fixed charges for each of the two most recent fiscal years and for the six months ended June 30, 2014.

Six Months Ended June 30, 2014	2013	2012
1.6x	1.7x	2.3x

Book Value per Share

At June 30, 2014, the book value per share for our common stock was $29.90.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table presents summary historical consolidated financial information of EnPro for (x) the six months ended June 30, 2014 and 2013, which have been derived from our Unaudited Consolidated Financial Statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (the “2014 2nd Quarter Form 10-Q”) and (y) the two fiscal years ended December 31, 2013 and 2012, which have been derived from our Audited Consolidated Financial Statements and related notes appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”). Our summary consolidated financial information is not necessarily indicative of our future performance. The information provided in this table is only summary and does not provide all of the data contained in our financial statements. The summary historical financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the notes thereto, in each of our 2014 2nd Quarter Form 10-Q and 2013 Form 10-K, which are incorporated by reference into this Offer to Purchase. You should refer to the sections in this Offer to Purchase entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” for information on how you can obtain copies of our SEC filings, including the 2014 2nd Quarter Form 10-Q and the 2013 Form 10-K.

	Six Months Ended June 30, (unaudited)		Year Ended December 31, (audited)
	2014	2013	2013	2012(1)
	(in millions, except per share statistics)
Statement of Operations Data:
Net Sales	$600.3	$592.7	$1,144.2	$1,184.2
Cost of sales	395.7	389.3	762.9	784.1

Gross profit	204.6	203.4	381.3	400.1

Operating expenses:
Selling, general and administrative	162.4	148.2	285.8	286.1
Other	0.7	3.7	9.1	6.5

Total operating expenses	163.1	151.9	294.9	292.6

Operating income	41.5	51.5	86.4	107.5
Interest expense	(21.5)	(22.4)	(45.1)	(43.2)
Interest income	0.5	0.4	0.8	0.4
Other expense	(6.7)	(6.3)	(6.3)	(1.2)

Income before income taxes	13.8	23.2	35.8	63.5
Income tax expense	(4.2)	(6.6)	(8.4)	(22.5)

Net income	$9.6	$16.6	$27.4	$41.0

Per Share Statistics
Basic earnings per share	$0.43	$0.80	$1.31	$1.99
Diluted earnings per share	$0.38	$0.74	$1.17	$1.90
Balance Sheet Data:
Cash and cash equivalents	$64.9	$58.2	$64.4	$53.9
Total current assets	$523.9	$427.7	$456.7	$394.2
Property, plant and equipment	$185.6	$185.7	$187.5	$185.5
Total assets	$1,466.2	$1,400.8	$1,398.3	$1,370.9
Total current liabilities	$333.6	$381.9	$417.4	$227.5
Long-term debt (including current portion)	$119.2	$201.3	$165.1	$185.3
Notes payable to GST (including current portion)	$271.0	$259.3	$259.3	$248.1
Total shareholders’ equity	$716.8	$536.6	$597.5	$547.1

(1)	In April 2012, we acquired Motorwheel Commercial Vehicle Systems, Inc. (“Motorwheel”). Motorwheel is a leading U.S. manufacturer of lightweight brake drums for heavy-duty trucks and other commercial vehicles. Motorwheel also sells wheel-end component assemblies for the heavy-duty market, sells fasteners for wheel-end applications and provides related services to its customers, including product development, testing and certification. The business is managed as part of the operations of our subsidiary Stemco LP in our sealing products segment. We paid for the Motorwheel acquisition with approximately $85 million of cash, which was funded by additional borrowings from our revolving credit facility. We allocated the purchase price of the business to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the identifiable assets acquired less the liabilities assumed was reflected as goodwill.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of certain U.S. federal income tax considerations relating to Holders of the Convertible Debentures with respect to the Offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (the “Treasury regulations”), judicial authorities and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and EnPro has not obtained, and does not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Offer.

The following discussion applies only to Holders who hold their Convertible Debentures as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not address any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws), the Medicare tax with respect to net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. In addition, this discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or to certain types of holders subject to special tax rules, such as:

•	banks and other financial institutions;

•	broker-dealers;

•	insurance companies;

•	tax-exempt entities;

•	regulated investment companies;

•	real estate investment trusts;

•	S-corporations, partnerships or other pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons that hold Convertible Debentures as part of a “straddle,” a “conversion transaction,” or other integrated transactions;

•	U.S. Holders, as defined below, that have a functional currency other than the U.S. dollar;

•	persons subject to the alternative minimum tax; or

•	U.S. expatriates.

If any entity treated as a partnership for U.S. federal income tax purposes holds a Convertible Debenture, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Convertible Debentures, you are urged to consult your tax advisor.

This summary is for general information purposes only and is not tax advice. Each Holder (including any Holder that does not tender its Convertible Debentures) is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the Offer.

Consequences to Tendering U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Convertible Debentures that for U.S. federal income tax purposes is:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Tender of Convertible Debentures Pursuant to the Offer

The receipt of cash by a U.S. Holder in exchange for a Convertible Debenture will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules as discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in exchange for such Convertible Debenture (excluding amounts attributable to accrued but unpaid interest, if any, which will be taxable as described below) and (ii) the U.S. Holder’s adjusted tax basis in the tendered Convertible Debenture. A U.S. Holder’s adjusted tax basis in a Convertible Debenture is generally the cost of the Convertible Debenture to the U.S. Holder, (i) increased, if applicable, by any market discount previously included in such U.S. Holder’s income with respect to the Convertible Debenture (pursuant to an election to include market discount in income currently as it accrues) and (ii) reduced (but not below zero) by any amortizable bond premium that the U.S. Holder has previously amortized. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Convertible Debenture for more than one year at the time of such sale. Non-corporate U.S. Holders currently are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations. Any cash received attributable to accrued but unpaid interest that has not previously been included in the U.S. Holder’s gross income will be taxable as ordinary income.

Market Discount

An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Convertible Debenture at a “market discount.” In general, a Convertible Debenture has “market discount” if its stated principal amount exceeds the U.S. Holder’s tax basis in the Convertible Debenture immediately after its acquisition by the U.S. Holder, unless a statutorily defined de minimis exception applies. Any gain recognized by a U.S. Holder with respect to a Convertible Debenture acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period the Convertible Debenture was held by such U.S. Holder, unless the U.S. Holder previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. The amount of market discount that has accrued is determined on a ratable basis, unless the U.S. Holder has elected to determine the amount of accrued market discount using a constant-yield method. Gains in excess of market discount will generally be capital gains, as discussed above.

Information Reporting and Backup Withholding

A U.S. Holder whose Convertible Debentures are tendered and accepted for payment generally may be subject to information reporting and backup withholding (currently at a 28% rate) with respect to the gross amount of payments made pursuant to the Offer, unless (i) the U.S. Holder is a corporation or other exempt recipient and, when required, establishes its exemption from information reporting and backup withholding or (ii) in the case of backup withholding, the U.S. Holder provides its correct taxpayer identification number (“TIN”), certifies that such TIN is correct and that it is not currently subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability and may claim a refund of any excess amounts withheld if they timely provide certain information to the IRS.

Consequences to Tendering Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Convertible Debenture that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.

Tender of Convertible Debentures Pursuant to the Offer

Subject to the discussion below concerning accrued and unpaid interest, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the Non-U.S. Holder’s receipt of cash for Convertible Debentures pursuant to the Offer unless: (i) in the case of an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the Offer and certain other conditions are satisfied; or (ii) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. In the case of gain realized by an individual Non-U.S. Holder described in clause (i), the Non-U.S. Holder would be subject to U.S. federal income tax at a rate of 30%, or a lower rate provided by an applicable income tax treaty, on such gain, which gain may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. In the case of gain described in clause (ii), if gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty with the United States, such gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder would be subject to U.S. federal income tax on such gain at graduated rates generally in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise, and corporate Non-U.S. Holders may also be subject to an additional branch profits tax at a rate of 30%, or a lower rate provided by an applicable income tax treaty, on its effectively connected earnings and profits, as adjusted.

Any amount received with respect to the Convertible Debentures that is attributable to accrued but unpaid interest not previously included in income generally will not be subject to U.S. federal income or withholding tax, provided that such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and: (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of EnPro that are entitled to vote; (ii) the Non-U.S. Holder is not a bank that received the Convertible Debenture on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; (iii) the Non-U.S. Holder is not a “controlled foreign corporation” related to EnPro within the meaning of the Code; and (iv) the Non-U.S. Holder properly certifies the Non-U.S. Holder’s non-U.S. status on IRS Form W-8BEN or W-8BEN-E, as applicable, or other applicable form or successor form.

If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued but unpaid interest under the preceding paragraph and the interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, such interest generally will be subject to U.S. federal withholding tax at a 30% rate unless such Non-U.S. Holder is able to claim (on IRS Form W-8BEN or W-8BEN-E, as applicable, or any successor form) and establish a valid exemption from or reduction of withholding tax under an income tax treaty.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty with the United States, such interest is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), then the Non-U.S. Holder will be subject to U.S. federal income tax on that accrued interest generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, the accrued interest may be subject to an additional branch profits tax at a rate of 30%, or lower applicable treaty rate, on its effectively connected earnings and profits, as adjusted. If accrued interest is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the 30% U.S. federal withholding tax described above will not apply provided a properly executed IRS Form W-8ECI (or other applicable form) is provided.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments made pursuant to the Offer, provided that (i) the Non-U.S. Holder certifies that it is not a U.S. person (generally, by providing an IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8) or (ii) the Non-U.S. Holder otherwise establishes an exemption. However, information returns generally will be filed with the IRS in connection with the payment of accrued interest on the Convertible Debentures. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts backup withheld as a credit against their U.S. federal income tax liability and may claim a refund of any excess amounts withheld if they timely provide certain information to the IRS.

Consequences to Non-Tendering Holders

A Holder whose Convertible Debentures are not purchased by EnPro pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

The U.S. federal income tax discussion set forth above is included for general information purposes only. All Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax consequences of the Offer.

DEALER MANAGER; INFORMATION AGENT AND TENDER AGENT

We have engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as Dealer Manager in connection with the Offer for the Convertible Debentures. In such capacity, the Dealer Manager may contact Holders of Convertible Debentures regarding the Offer and may request brokers, dealers, commercial banks, custodians, trust companies and other nominees to forward offer materials to beneficial owners of Convertible Debentures. Merrill Lynch, Pierce, Fenner & Smith Incorporated will be paid customary fees for its services and will be reimbursed for reasonable costs and expenses. We have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including liabilities under the federal securities laws, and to contribute to certain payments the Dealer Manager may be required to make in respect thereof.

The Dealer Manager and its affiliates have from time to time provided certain commercial banking, financial advisory and investment banking services to EnPro and its affiliates for which they have received customary fees. An affiliate of the Dealer Manager is the collateral agent and administrative agent under our Revolving Credit Facility. In the ordinary course of their businesses, the Dealer Manager or its affiliates may at any time hold long or short positions, and may trade for their own account or the accounts of customers, in the debt or equity securities of EnPro and its subsidiaries, including the Convertible Debentures and, to the extent that the Dealer Manager or its affiliates own Convertible Debentures during the Offer, they may tender such Convertible Debentures pursuant to the terms of the Offer. The Dealer Manager and its affiliates may from time to time in the future engage in future transactions with EnPro, and its affiliates and provide services to EnPro and its affiliates in the ordinary course of their respective businesses.

Global Bondholder Services Corporation is serving as Information Agent and Tender Agent in connection with the Offer. The Information Agent and Tender Agent will assist with the mailing of this Offer to Purchase and related materials to Holders of Convertible Debentures, respond to inquiries of and provide information to Holders of Convertible Debentures in connection with the Offer and provide other similar advisory services as EnPro may request from time to time. Questions and requests for assistance regarding the procedures for the Offer, and all correspondence in connection with the Offer may be directed to the Information Agent and Tender Agent at its address or telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and any other required documents should be directed to the Information Agent and Tender Agent at its address or telephone numbers set forth on the back cover of this Offer to Purchase. In addition to the fees and out-of-pocket expenses payable to the Dealer Manager, EnPro will pay the Information Agent and Tender Agent reasonable and customary fees for its services (and will reimburse it for its reasonable out-of-pocket expenses in connection therewith), and will indemnify the Information Agent and Tender Agent against certain liabilities in connection with its services.

Neither the Dealer Manager nor the Information Agent and Tender Agent assumes any responsibility for the accuracy or completeness of the information concerning EnPro contained herein, or incorporated by reference herein, or for any failure by EnPro to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Manager or the Information Agent and Tender Agent.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent and Tender Agent as described above) for soliciting tenders of Convertible Debentures pursuant to the Offer. We will, on request, reimburse brokers, dealers, commercial banks, custodians, trust companies or other nominees for the reasonable expenses incurred by them in forwarding copies of the Offer to Purchase and related materials to the beneficial owners of the Convertible Debentures. Holders and beneficial owners holding Convertible Debentures through brokers, dealers, commercial banks, custodians, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Convertible Debentures through such brokers, dealers, commercial banks, custodians, trust companies or other nominees and not directly to the Information Agent and Tender Agent. No broker, dealer, commercial bank, custodian, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager or the Information Agent and Tender Agent for purposes of the Offer.

MISCELLANEOUS

Securities Ownership and Transactions

Securities Transactions and Ownership related to EnPro, its Subsidiaries, Executive Officers and Directors

Neither EnPro nor any of its subsidiaries beneficially owns any Convertible Debentures. In addition, based on EnPro’s records and on information provided to it by EnPro’s directors and executive officers, to the best of EnPro’s knowledge, none of the directors or executive officers of EnPro (or any associates of EnPro, its subsidiaries or subsidiaries’ directors or executive officers) beneficially owns any Convertible Debentures.

Except as described below in “—The 2014 Exchange Transactions,” neither EnPro nor any of its subsidiaries has effected any transactions involving the Convertible Debentures during the 60 days prior to the date of this Offer to Purchase. In addition, based on EnPro’s records and on information provided to it by EnPro’s directors and executive officers, to the best of EnPro’s knowledge, none of the directors or executive officers of EnPro (or any associates of EnPro, its subsidiaries or subsidiaries’ directors or executive officers) has effected any transactions involving the Convertible Debentures during the 60 days prior to the date of this Offer to Purchase.

The 2014 Exchange Transactions

In March 2014, EnPro entered into privately negotiated transactions with certain holders of approximately $56.1 million in aggregate principal amount of the Convertible Debentures to exchange them for an aggregate of approximately 1.7 million shares of EnPro’s common stock, plus cash payments of accrued and unpaid interest and for fractional shares (such transactions, the “March 2014 Exchange Transactions”).

On June 12, 2014, EnPro entered into additional privately negotiated transactions with three holders of $41.635 million in aggregate principal amount of the Convertible Debentures (such transactions, the “June 2014 Exchange Transactions” and, together with the March 2014 Exchange Transactions, the “2014 Exchange Transactions”). Pursuant to the June 2014 Exchange Transactions, on June 18, 2014, EnPro exchanged the entire aggregate principal amount held by these holders for 30.1820 shares of its common stock per $1,000 principal amount of the Convertible Debentures subject to the June 2014 Exchange Transactions (approximately 1.25 million shares of EnPro’s common stock in the aggregate for all three holders), plus cash payments of accrued and unpaid interest and for fractional shares.

The 2014 Exchange Transactions reduced the aggregate principal amount of the Convertible Debentures outstanding at June 30, 2014 to $74,780,000.

Accounting Treatment of Purchase of the Convertible Debentures in the Offer

The Purchase Price paid for any Convertible Debentures will reduce the carrying value of the Convertible Debentures (with respect to the debt component of the Convertible Debentures) on EnPro’s consolidated balance sheet, the fixed cash amount of $52.50 per $1000 principal amount of Convertible Debentures included in the Purchase Price (reflecting the premium paid) will be charged to expense in EnPro’s consolidated statement of operations, and the remaining excess of the Purchase Price over such debt component and premium will reduce additional paid in capital (reflecting the in-the-money, or equity, component of the Convertible Debentures). The excess of the amount paid for the debt component over the carrying value of such Convertible Debentures will be charged to expense in EnPro’s consolidated statement of operations. In addition, any related unamortized debt issuance costs will be expensed. With respect to any Convertible Debentures purchased, there will be no future dilution reflected in the fully diluted shares outstanding for the in-the-money equity component.

Other Material Information

IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF ENPRO BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

The Offer is not being made to, nor will EnPro accept tenders from, or on behalf of, owners of Convertible Debentures in any state in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that state. EnPro is not aware of any state in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Convertible Debentures in accordance with the Offer would not be in compliance with the laws of such state. EnPro, however, reserves the right to exclude owners of Convertible Debentures in any state in which it is asserted that the Offer cannot lawfully be made or tendered Convertible Debentures cannot lawfully be accepted, purchased or paid for. So long as EnPro makes a good-faith effort to comply with any state law deemed applicable to the Offer, EnPro believes that the exclusion of owners of Convertible Debentures residing in any such state is permitted under Rule 13e-4(f)(9) under the Exchange Act.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying Letter of Transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by EnPro, the Dealer Manager, the Information Agent and Tender Agent or any other person.

The statements made in this Offer to Purchase are made as of the date on the cover page of this Offer to Purchase, and the statements incorporated by reference are made as of the date of the applicable document incorporated by reference Neither the delivery of this Offer to Purchase and documents incorporated by reference nor any purchase of Convertible Debentures by EnPro will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any document incorporated by reference is current as of any time subsequent to the date of such document.

Recipients of this Offer to Purchase and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Offer.

The CUSIP number referenced in this Offer to Purchase, the Letter of Transmittal and any related documents has been assigned by Standard & Poor’s Corporation and is included solely for the convenience of the Holders. None of EnPro, the Dealer Manager or the Information Agent and Tender Agent is responsible for the selection or use of CUSIP numbers, and no representation is made as to the correctness of any CUSIP number on the Convertible Debentures or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. In addition, you may obtain these materials on our website. Our Internet website address is www.enproindustries.com. Information on our website does not constitute part of this Offer to Purchase and should not be relied upon in connection with making any decision with respect to the Offer.

EnPro has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this Offer to Purchase. This means that we disclose important information to you by referring you to another document filed separately with the SEC. The information in the documents incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the documents listed below filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents contain important information about us and our financial condition.

•	Our Annual Report on Form 10–K for the fiscal year ended December 31, 2013;

•	Our Definitive Proxy Statement filed on Schedule 14A on March 20, 2014;

•	Our Quarterly Reports on Form 10–Q for the periods ended March 31 and June 30, 2014; and

•	Our Current Reports on Form 8–K filed on February 10, 2014, March 4, 2014, March 21, 2014, May 2, 2014, May 13, 2014, June 18, 2014 and August 11, 2014.

Any statement contained in this Offer to Purchase or in a document (or part thereof) incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any amendment or supplement to this Offer to Purchase that we disseminate to you modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offer to Purchase. We will promptly disclose any material changes to the information previously published, sent or given to you promptly in the manner specified in Rule 13e-4(e)(3) under the Exchange Act.

Certain sections of this Offer to Purchase are incorporated by reference in, and constitute part of, the Schedule TO filed by EnPro with the SEC pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder on August 11, 2014. The sections so incorporated are identified in the Schedule TO.

Copies of each of the documents incorporated by reference into this Offer to Purchase (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting the Information Agent and Tender Agent at its telephone number set forth on the back cover of this Offer to Purchase or by writing or calling EnPro at the following address and telephone number:

EnPro Industries, Inc.

Attention: Dan Grgurich

Director, Investor Relations and Corporate Communications

5605 Carnegie Boulevard, Suite 500

Charlotte, NC 28209-4674

(704) 731-1500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the information incorporated by reference herein includes forward-looking statements that reflect projections or expectations of the future financial condition, results of operations and business of EnPro that are subject to risk and uncertainty. When used in this Offer to Purchase or in the documents incorporated by reference herein, the words “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” and other similar expressions generally identify forward-looking statements.

We cannot guarantee actual results or events will not differ materially from those projected, estimated, assigned or anticipated in any of the forward-looking statements contained in this Offer to Purchase or any documents incorporated by reference herein. Important factors that could result in those differences include those specifically noted in the forward-looking statements and those identified in risk factors in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the period ended June 30, 2014, which include:

•	the value of pending claims and the number and value of future asbestos claims against our subsidiaries;

•	risks inherent and potential adverse developments that may occur in the Chapter 11 reorganization proceeding involving our subsidiaries Garlock Sealing Technologies LLC, The Anchor Packing Company and Garrison Litigation Management Group, Ltd., including risks presented by efforts of asbestos claimant representatives to assert claims against us based on various theories of derivative corporate responsibility, including veil piercing and alter ego;

•	general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns;

•	prices and availability of raw materials; and

•	the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters.

We caution you not to place undue reliance on these statements, which speak only as of the date on which such statements were made.

Whenever you read or hear any subsequent written or oral forward-looking statements attributed to us or any person acting on our behalf, you should keep in mind the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

For a more complete description of the risks that may affect our business, see our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the period ended June 30, 2014, each of which has been filed with the SEC.

The Tender Agent for the Offer is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail; Hand or Overnight Delivery:	By Facsimile Transmission: (for Eligible Institutions only) (212) 430-3775/3779

Global Bondholder Services Corporation 65 Broadway – Suite 404 New York, New York 10006 Attn: Corporate Actions	To confirm receipt of facsimile by telephone: (212) 430-3774

Any questions regarding procedures for tendering Convertible Debentures or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials should be directed to the Information Agent at the telephone numbers and address listed below. A Holder may also contact the Dealer Manager at the telephone number set forth below or such Holder’s broker, dealer, commercial bank, custodian, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll Free:

(866) 924-2200

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Attention: Debt Advisory

214 North Tryon Street, 21st Floor

Charlotte, North Carolina 28255

Call Collect: (980) 388-3646

Call Toll Free: (888) 292-0070